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                                                                    EXHIBIT 99.1



   Contacts:
   ---------
   MEDIA RELATIONS                                     INVESTOR RELATIONS
   Jon Siegal                                          John McManus
   Ronald Trahan Associates (RTA) Inc.                 NeoTherapeutics, Inc.
   (508) 647-9782, ext. 15                             (949) 788-6700, ext. 247


          NeoTherapeutics raises $ 5.15 million in a private placement led by Royal Bank Investment Management

IRVINE, Calif., March 13, 2002 -- NeoTherapeutics, Inc. (NASDAQ: NEOT) announced today that it raised $5.15 million through the sale of common stock to a group of institutional investors led by Royal Bank Investment Management. The issue price of $2.00 per share represents a 4.3 percent discount to the market closing price on March 12, 2002. In addition, the Company issued warrants to purchase common stock at a price of $2.75 per share. If exercised, these warrants would generate approximately $1.8 million in additional cash proceeds to the Company.

"We are pleased to have such a strong group of investors demonstrate their confidence in NeoTherapeutics through their participation in this financing," said Samuel Gulko, Senior Vice President, Finance and Chief Financial Officer of NeoTherapeutics. "The completion of this financing accomplishes our objective of strengthening our cash position prior to un-blinding and reporting results from our current pivotal study of Neotrofin(TM) in Alzheimer's disease. It will also help fund the two phase 2 studies of Neotrofin(TM) in chemotherapy-induced neuropathy, as well as the anticipated launch of a phase 3 study of our lead anti-cancer drug satraplatin in prostate cancer."

"The fundamentals of NeoTherapeutics continue to improve, as we have implemented our strategic plan to expand our product portfolio, which now includes six drug candidates," stated Alvin J. Glasky, Ph.D., Chairman and Chief Executive Officer of NeoTherapeutics. "There has been much speculation in the marketplace about recent pressure on our stock price. We believe that one source of pressure has been our efforts to raise capital. With this financing behind us, we now look forward to reporting the data from the Alzheimer's trial and to further progress in the clinical development of our five other drug candidates."

NeoTherapeutics seeks to create value for stockholders through the discovery and development of central nervous system (CNS) drugs, in-licensing and commercialization of anti-cancer drugs, and the licensing out of new drug targets discovered through genomics research. The Company has two drugs addressing major medical needs in pivotal/phase 3 stage of development:
Neotrofin(TM) for Alzheimer's disease and satraplatin for prostate cancer. Additional neurology and anti-cancer drugs are in phase 1 and 2 human clinical trials and the Company has a rich pipeline of pre-clinical drug candidates. For additional information visit the Company's web site at www.neot.com.



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This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

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